GAIN Capital Announces Monthly Metrics for August 2018

BEDMINSTER, N.J., September 11, 2018/PRNewswire/ -- GAIN Capital Holdings, Inc. (NYSE: GCAP) (“GAIN” or “the Company”) today reported certain operating metrics for the month of August 2018.

	August-18	July -18	August-17	Sequential Change	Year-over-year change
Retail Segment
OTC Trading Volume(1)	$174.6	$182.3	$237.7	(4.2)%	(26.5)%
OTC Average Daily Volume	$7.6	$8.3	$10.3	(8.4)%	(26.2)%
12 Month Trailing Active OTC Accounts(2)	128,949	130,983	133,965	(1.6)%	(3.7)%
3 Month Trailing Active OTC Accounts(2)	73,144	77,361	83,459	(5.5)%	(12.4)%

Futures Segment
Number of Futures Contracts	576,140	491,287	568,087	17.3%	1.4%
Futures Average Daily Contracts	25,050	23,395	24,699	7.1%	1.4%
12 Month Trailing Active Futures Accounts(2)	7,546	7,601	8,055	(0.7)%	(6.3)%

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All volume figures reported in billions.
1 US dollar equivalent of notional amounts traded.
2 Accounts that executed a transaction during the relevant period.

Management Commentary

“Low market volatility, outside of a few situational items like the Turkish Lira movement, continued to weigh on OTC trading volumes in August, causing declines both year-over-year and sequentially,” said Glenn Stevens, Chief Executive Officer of GAIN.

Historical metrics and financial information can be found on the Company's investor relations website http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN's financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities. GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Lauren Tarola, Edelman for GAIN Capital
+1 908.731.0737
ir@gaincapital.com

Media Contact
Nicole Briguet, Edelman for GAIN Capital
+1 212-704-8164
pr@gaincapital.com